UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 Or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 4, 2008

JMG Exploration, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	001-32438 (Commission File Number)	20-1373949 (IRS employer identification no.)
180 South Lake Ave. Seventh Floor Pasadena, CA	91101
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(626) 792-3842

 (Registrant’s former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02

     Termination of a Material Definitive Agreement.

On January 4, 2008, JMG announced that the Share Exchange Agreement by and among JMG, Newco Group Ltd., ESAPI Ltd., and certain other parties, dated September 5, 2007, failed to close as of December 31st, 2007, and that JMG elected to exercise its right under the Share Exchange Agreement to terminate such agreement, effective immediately.

The Share Exchange Agreement had involved the delivery to JMG of 100% of the outstanding stock of Newco in exchange for the delivery by JMG of JMG common stock representing 62.5% of JMG’s capital stock on a partially diluted basis after taking into account outstanding stock options but not outstanding warrants.

In September, 2007, in anticipation of the closing of the share exchange, JMG made a $3 million loan to Newco pursuant to a Loan, Stock Pledge and Security Agreement, dated as of September 5, 2007. The purpose of the loan was to enable Newco to purchase shares in Iris Computers Ltd., a corporation organized under the laws of India (“Iris”), representing approximately a 39% equity interest in Iris.   Prior to the loan, Newco already had a 14.5% equity interest in Iris, which it purchased with the proceeds from a $1 million loan made to Newco by ESAPI.

As security for the $3 million loan by JMG to Newco, JMG received a security interest in the ordinary shares of Iris purchased by Newco with the proceeds of the JMG loan. As further security for the loan, JMG received an irrevocable proxy from ESAPI granting to JMG the right to vote the shares of Iris owned by Newco that had been pledged to ESAPI by Newco as security for the loan by ESAPI to Newco.

The $3 million loan by JMG to Newco bears interest at 8% per annum.  By the terms of the loan, it matured on December 31, 2007.  Newco has failed to repay the loan and any accrued interest on the loan to JMG.

On January 3, 2008, JMG sent Newco notice that Newco is in default under the Loan Agreement and that JMG intends on exercising its remedies as a secured creditor if the default is not cured within 15 days of the notice, which remedies would include transferring the Iris shares that secure the loan into the name of JMG. In an attempt to settle the matter, JMG has offered to allow Newco until March 31, 2008 to repay the $3 million loan and accrued interest if Newco agrees that in the event that Newco does not repay the loan and accrued interest in full on or before March 31, Newco will not contest JMG proceeding with having the pledged Iris shares transferred into the name of JMG. The offer also requires that JMG and Newco mutually release each other from further liability. Newco has until January 10, 2008 to accept the offer.

Item 8.01  Other Events

On January 4, 2008, JMG’s Board of Directors elected to extend its three classes of warrants (1,729,500 warrants at $4.25, 1,025,790 warrants at $5.00 and 369,249 warrants at $6.00) for an additional year with an expiration in January 15th, 2009.  The strike prices of $4.25, $5.00 and $6.25 on the warrants will remain in place.

Item 9.01    Financial Statements and Exhibits.

On January 4, 2008, JMG Exploration, Inc. issued a press release reporting it has terminated the Share Exchange Agreement with Newco Group Ltd., ESAPI Ltd., and certain other parties, dated September 5, 2007. The Company also reported it has elected to extend its three classes of warrants for an additional year with an expiration in January 15th, 2009. A copy of that press release is attached to this report as Exhibit 99.1.

 (c) Exhibits

Exhibit No.	Description
99.1	Press Release dated January 4, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2008	JMG Exploration, Inc.
/s/ Joseph W. Skeehan
Joseph W. Skeehan Chief Executive Officer

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